Exhibit 10.15

EXECUTIVE RELEASE OF CLAIMS AGREEMENT

This Executive Release of Claims Agreement (“Agreement”) is between Michael Adler (“Executive”) and Expedia, Inc., a Washington corporation (the “Company”). Executive and the Company are sometimes referred to collectively as the “Parties.”

WHEREAS, the Parties anticipate that Executive's employment with the Company will end on or about January 31, 2012 (the “Termination Date”) and Executive will experience a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) on the Termination Date;

WHEREAS, Executive is a party to an Employment Agreement between himself and the Company dated May 16, 2009 (the “Employment Agreement”); the Employment Agreement incorporates Standard Terms and Conditions (the “Standard Terms and Conditions”); and

WHEREAS, the Parties to this Agreement have agreed to afford Executive certain severance benefits prior to the Termination Date as specified in Exhibit A upon his execution and non-revocation of the full release of claims set forth in this Agreement;

WHEREAS, upon Executive's execution and non-revocation of a second full release of claims following the Termination Date, the Company shall provide the severance payments and benefits specified in Section 1(d) of the Standard Terms and Conditions, except as provided herein, and the severance payments and benefits as specified in Exhibit A, as well as such other severance benefits as mutually agreed by the Parties; and

WHEREAS, this Agreement has been presented to Executive for consideration in accordance with paragraph 5(b) on September 27, 2011 (the “Presentation Date”);

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Parties have agreed and do hereby agree as follows:

1. Consideration. Upon the expiration of the Revocation Period as defined below (the Effective Date”), any compensation awards of Executive based on, or in the form of, Company equity (e.g. restricted stock, restricted stock units, stock options or similar instruments) (“Equity Awards”) that are outstanding and unvested at the time of such Effective Date but which would have vested during the 12 months following the Termination Date (such period, the “First Equity Acceleration Period”) shall vest (and with respect to awards other than stock options and stock appreciation rights, settle) as of the Effective Date; provided that any outstanding award with a vesting schedule that would have resulted in a smaller percentage (or none) of the award being vested through the end of such Equity Acceleration Period than if it vested annually pro rata over its vesting period shall, for purposes of this provision, be treated as though it vested annually pro rata over its vesting period (e.g., if 100 restricted stock units (“RSUs”) were granted 2.7 years prior to the date of the termination and vested pro rata on each of the first five anniversaries of the grant date and 100 RSUs were granted 1.7 years prior to the Effective Date and vested on the fifth anniversary of the grant date, then on the Effective Date 20 RSUs from the first award and 40 RSUs from the second award would vest and settle); and provided further that to the extent that any such equity awards constitutes “non-qualified deferred compensation” within the meaning of Section 409A, such awards shall vest, but only settle in accordance with their terms (it being understood that it is intended that no equity awards outstanding as of the date of this Agreement constitutes “non-qualified deferred compensation” within the meaning of Section 409A). Subject to the same terms set forth above, Equity Awards that would have vested in the 12-month period commencing on the first anniversary of the Termination Date and ending on the second anniversary of the Termination Date shall vest on the sooner of (a) immediately prior to the spin-off of TripAdvisor or (b) November 15, 2011, subject to Executive's assistance with the transition of CFO responsibilities, to the reasonable satisfaction of the CEO. In the event that the CEO is not reasonably satisfied with Executive's transition assistance, Executive will be notified in writing and provided with 10 business clays during which to cure.

2. Section 409A. This Agreement (and the payments hereunder) are intended to qualify for the short-term deferral exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to be exempt from, but to the extent necessary, comply with, Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered by the Company in a manner consistent with such intentions and to avoid the pre-distribution inclusion in income of amounts deferred under this Agreement and the imposition of any additional tax or interest with respect thereto.

3. Taxation. Executive specifically acknowledges and agrees that the Company has made no representations to Executive regarding the tax consequences of any amounts received by Executive or for Executive's benefit pursuant to this Agreement.

4. Transition Services and Reasonable Cooperation. Executive agrees to assist with the transition of Chief Financial Officer responsibilities through the Termination Date. In addition, Executive agrees to make himself reasonably available to the Company to respond to requests by the Company for documents and information concerning matters involving facts or events relating to the Company or any affiliate or subsidiary thereof (including, without limitation, predecessors thereof) that may be within his knowledge, and further agrees to provide truthful information to the Company, an affiliate or subsidiary thereof or any of their representatives, in each case, as reasonably requested with respect to pending and future litigation, arbitrations, dispute resolutions, investigations or requests for information. Executive also agrees to make himself reasonably available to assist the Company and its affiliates in connection with any administrative, civil or criminal matter or proceeding brought by or brought against any of them, in which and to the extent the Company, an affiliate of subsidiary thereof or any of their representatives reasonably deem his cooperation necessary. Following the Termination Date, Executive shall be reimbursed for his reasonable out-of-pocket expenses incurred as a result of such cooperation.

5. Complete Release.

(a) In return for the consideration given to Executive by the Company as described in this Agreement, and except as provided in paragraph 5(c), Executive hereby voluntarily releases all rights and claims he has or claims to have, against the Company, known and unknown, on his own behalf and on behalf of Executive's marital community, heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”) through the Presentation Date under applicable local, state, federal and foreign law. This release specifically includes, but is not limited to, all rights and claims in connection with Executive's employment by the Company and any acts or omissions by the Company with respect to that employment, including but not limited to, breach of the Employment Agreement or Standard Terms and Conditions, breach of any stock option agreement, claims for wages, benefits, any form of equity compensation, defamation, libel and slander claims, discrimination of any kind, retaliation of any kind, constructive discharge, violation of public policy, negligence, intentional or negligent infliction of emotional distress, any claims under the Civil Rights Acts of 1964 and 1991, the Washington State Law Against Discrimination, the Employment Retirement Income Security Act (“ER1SA”), any claims under the federal Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act (“ADA”). In addition, Executive waives any other possible rights or claims, whether arising under statute, contract, or common law, and attorneys' fees or costs with respect to or derivative of such employment prior to the Presentation Date. This release covers all of Executive's rights against the Company as well as its affiliates, including without limitation, Expedia, Inc. (Delaware), and its and their respective divisions, branches, predecessors, successors, assigns, directors, officers, employees, agents, partners, members, stockholders, representatives and attorneys, in their representative capacities (collectively, the “Releasees”).

(b) A special federal law applies to the release of a claim for age discrimination. By signing this Agreement, Executive acknowledges and agrees that in the event that he is over the age of 40 on the Presentation Date, the following requirements have been met:

(i)	The Agreement is written in language which is readily understandable.

(ii)	Executive understands that he is relinquishing any claim for age discrimination which he might assert as of the Effective Date of the Agreement.

(iii)	Executive is informed that he should consult an attorney regarding the Agreement if that is his wish, and has been given an ample opportunity to do so.

(iv)	This Agreement will not be effective until seven days after Executive signs it (“Revocation Period”); Executive may revoke it at any time during the Revocation Period.

(v)	Executive has been allowed at least 21 days following the Presentation Date to consider the Agreement before he signs and returns it to assure he has ample time to consider it, although he may do so in less time.

(c) Notwithstanding anything to the contrary set forth in this Section , Executive does not release, waive or discharge the Company from (i) any claims to seek to enforce this Agreement, any terms of the Employment Agreement which survive after the Termination Date, or the obligations of the Company as specified in Exhibit A, (ii) any vested benefit to which the Executive is entitled under any tax qualified pension plan of the Company or its affiliates, or any other similar benefits required to be provided by statute or by the terms of the Company's employee benefit plans, programs or policies or (iii) any claims for indemnification or contribution with respect to any liability incurred by Executive as an employee, officer or director of the Company as set forth in Article VIII of the Expedia, Inc. (Delaware) Amended and Restated Certification of Incorporation in effect as of the date of this Agreement.

(d) Executive hereby represents that he has not filed or commenced any proceeding against the Releasees, and hereby covenants and agrees not to file or commence any proceeding against the Releasees with respect to his employment with the Company, or otherwise, arising on or prior to the Presentation Date. Executive also agrees that if he breaches these representations or covenants, then he authorizes the Releasees to, and each shall have the right to, cause any such proceeding to be dismissed on the grounds that Executive has completely released and waived such proceeding. If any governmental agency or other third party independently initiates an adverse proceeding against the Company, nothing in this Agreement prevents Executive from testifying truthfully upon receipt of a subpoena as a fact witness in such proceedings, but by this Agreement, Executive waives and agrees to relinquish any damages or other individual relief that may be awarded to Executive as a result of any such proceedings.

(e) The Company hereby represents that it has not filed or commenced any proceeding against Executive and hereby covenants and agrees not to file or commence any proceeding against Executive with respect to his employment with the Company, or otherwise, arising on or prior to the Presentation Date. The Company also agrees that if it breaches these representations or covenants, then Executive shall have the right to cause any such proceeding to be dismissed on the grounds that the Company has completely released and waived such proceeding. If any governmental agency or other third party independently initiates an adverse proceeding against Executive, nothing in this Agreement prevents any of the Releasees from testifying truthfully upon receipt of a subpoena as a fact witness in such proceedings, but by this Agreement, the Company waives and agrees to relinquish any damages or other individual relief that may be awarded to the Company as a result of any such proceedings.

6. Confidential Information; Duty of Loyalty; Non-Competition; Non-Solicitation; and Proprietary Rights. Executive hereby acknowledges the continuing nature of his obligations set forth in Section 2 of the Standard Terms and Conditions and he hereby reaffirms those obligations, and agrees that the consideration provided by the Company under the terms of this Agreement is additional consideration for those obligations.

7. Non-disparagement.

(a) In accordance with normal ethical and professional standards, prior to and for two years following the Termination Date, Executive agrees to refrain from taking actions or making statements, written or oral, which are intended to denigrate, disparage or defame the goodwill or reputation of the Company and its affiliates, divisions, branches, predecessors, successors, assigns, trustees, officers, security holders, partners, agents, senior employees and directors in their capacities as such or which are intended to, or may be reasonably expected to, adversely affect the morale of the employees of any of the Company or its affiliates. Executive further agrees not to make any negative statements to third parties relating to his employment or any aspect of the business, officers or employees of the Company and its affiliates and not to make any statements to third parties about the circumstances of the termination of his employment, except as may be required by a court or governmental body. Executive may however discuss the circumstances of the termination of his employment with the Company with his attorneys, tax advisors, and immediate family.

(b) In accordance with normal ethical and professional standards, prior to and for two years following the Termination Date, the Company's executive officers shall refrain from taking actions or making statements, written or oral, which are intended to denigrate, disparage or defame the goodwill or reputation of Executive in his professional or personal capacities. The Company further agrees that its executive officers shall not make any negative statements to third parties relating to Executive's employment and shall not make any statements to third parties about the circumstances of the termination of Executive's employment, except as may be required by a court or governmental body. The Company and the Releasees may however discuss the circumstances of the termination of Executive's employment with attorneys, tax advisors, and other appropriate business advisors.

8. Company Property. On or before the Termination Date, Executive agrees to return to the Company any and all records, files, notes, memoranda, reports, work product and similar items, and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks, hard drives, cassettes and other physical representations of any information, relating to the Company, or any of its affiliates, whether or not constituting confidential information, and he will return to the Company any other property, including but not limited to a laptop computer, belonging to the Company, no later than the Termination Date.

9. Choice of Law, Jurisdiction and Venue. This Agreement and all matters or issues related hereto shall be governed by the laws of the State of Washington applicable to contracts entered into and performed therein.

10. Miscellaneous.

(a) This Agreement is personal in its nature and the parties shall not, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company or any of its affiliates, whether by merger, consolidation or transfer of all or substantially all of its assets.

(b) This Agreement contains the entire understanding of the Parties relating to the subject matter herein contained and supersedes all prior agreements or understandings between the Parties with respect thereto except as specifically provided herein. This Agreement can be changed only by a writing signed by the Parties and this Agreement shall control over any contrary term of the Employment Agreement and Standard Terms and Conditions. No waiver shall be effective against any party unless in writing and signed by the party against whom such waiver shall be enforced.

(c) All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service, addressed, if to Executive, to the Executive's most recent home or Company address on file with the Company, and if to the Company, to:

Expedia, Inc.

333 108th Avenue NE

Bellevue, Washington 98004

Attention: General Counsel

(d) In case any provision or provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision(s) so determined to be invalid, illegal or unenforceable shall be reformed so that they are valid, legal and enforceable to the fullest extent permitted by law or, if such reformation is impossible, then this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein; provided that, upon a finding by a court of competent jurisdiction that this Agreement is illegal and/or unenforceable, Executive shall be required to repay to the Company the payments set forth herein.

(e) This Agreement may be executed via facsimile or pdf, and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding on the parties.

EXPEDIA, INC.		EXECUTIVE

By:	/s/ Burke F. Norton	/s/ Michael B. Adler

Name:	Burke Norton

Title:	General Counsel

Date:	September 28, 2011	Date:	September 28, 2011

Exhibit A (attached letter agreement)

September 27, 2011

Michael Adler

Chief Financial Officer

Expedia, Inc.

333 108th Avenue N.E.

Bellevue, WA 98004

RE:	Separation Terms

Dear Mike:

The following is a summary of the proposed severance terms relating to your departure from Expedia. Section 1(d) of the Standard Terms and Conditions of your May 16, 2009 Employment Agreement governs the terms of your separation. The terms below that are inconsistent with your existing Employment Agreement have been approved by the company's Compensation Committee. However, the items below are subject to your execution and non-revocation of a full release of all claims prior to forward vesting of equity awards and again following termination of your employment. Please note the following:

•	In order to accommodate your request to maximize your 2012 401(k) contribution, the company will extend your employment through January 31, 2012.

•

Since you will remain employed an extra month from the separation date originally intended, the period for severance payments has been established at eleven (11) months and COBRA reimbursement has been established at seventeen (17) months. Salary continuation and COBRA reimbursement payments are contingent upon your continuing adherence to the restrictive covenants that survive the termination of your Employment Agreement.

•	The company will waive its right to offset your future earnings against its severance obligation.

•

A 2011 bonus payment will be paid and pro-rated for 9 months' service, paid at the same time and at the same funding level as other corporate executive bonuses (based on your 75% bonus target). You will not be eligible to receive a pro-rated 2012 bonus payment.

•	Unvested restricted stock units and option awards which would have vested in the 24 months following termination shall vest, in accordance with this paragraph. Cliff vesting awards shall be treated as if they vested annually for this purpose. Equity awards that would have vested in the twelve months following termination shall vest following execution (and non-revocation within 7 days) of a release agreement. Equity awards that would have vested in the 12-month period commencing on the first anniversary of the termination date and ending on the second anniversary of the termination date shall vest on the sooner of (a) immediately prior to the spin-off of TripAdvisor or (b) November 15, 2011, subject to your assistance with the transition of CFO responsibilities, to the reasonable satisfaction of the CEO. In the event that the CEO is not reasonably satisfied with your transition assistance, you will be notified in writing and provided with 10 business days during which to cure. The additional 12 months' forward vesting is comprised of 108,750 options and 7,842 RSUs (total 116,592). Your total 24 months' forward vesting consists of 297,500 options and 23,514 RSUs. Your vested stock options remain exercisable for eighteen (18) months following your termination date.

•	You are no longer required to comply with the company's Stock Ownership Policy, and you shall be free to trade in the companies' securities at the next open window period, subject to applicable law.

Please let me know if you have any questions.

Sincerely,

Burke Norton Executive Vice President